Exhibit 3.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:51 PM 03/24/2010
FILED 07:51 PM 03/24/2010
SRV 100316105 -4803949 FILE

STATE OF DELAWARE

CERTIFICATE OF CONVERSION FROM A NON-DELAWARE CORPORATION TO

A DELAWARE CORPORATION PURSUANT TO SECTION 265 OF THE DELAWARE

GENERAL CORPORATION LAW

1.)	The jurisdiction where the Non-Delaware Corporation first formed is Colorado.

2.)	The jurisdiction immediately prior to filing this Certificate is Colorado.

3.)	The date the Non-Delaware Corporation first formed is March 29, 1996.

4.)	The name of the Non-Delaware Corporation immediately prior to filing this Certificate is Chay Enterprises, Inc.

5.)	The name of the Corporation as set forth in the Certificate of Incorporation is Chay Enterprises, Inc.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation has executed this Certificate on the 24th day of March, 2010.

CHAY ENTERPRISES, INC.

By:	/s/ Donald B. Wingerter, Jr.
Print Name: Donald B. Wingerter, Jr.
Title: Chief Executive Officer